Exhibit 99.2

NEWS RELEASE	Aug 14, 2008

FLEXIBLE SOLUTIONS ANNOUNCES SECOND QUARTER, 2008 FINANCIAL RESULTS
Conference call scheduled for Friday Aug. 15th, 11:00am Eastern time, 8:00am Pacific Time
See dial in number below

VICTORIA, BRITISH COLUMBIA, Aug 14, 2008 – FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (AMEX: FSI, FRANKFURT: FXT), is a developer and manufacturer of biodegradable and environmentally safe, water and energy conservation technology.The NCS Division, responsible for the majority of FSI’s revenue, produces biodegradable polyaspartic acid for oil field scale control, detergent formulations and fertilizer enhancement. Today FSI announces financial results for the second quarter (Q2) ended Jun. 30, 2008.

Mr. Daniel B. O’Brien, CEO, states, “Second quarter, 2008 was the largest second quarter revenue ever recorded by FSI resulting in revenue growth of more than 36% over the same period last year. The higher than expected sales was a result of increased sales performance in the NCS Division. Although it is too soon to predict top line revenue, we anticipate near term future quarters to show year over year revenue and cash flow growth as well. As a result, 6 months, 2008 net income, before other items, was $726,257, or $0.05 per weighted average share. This compares with a net loss, before other items, of $91,492, or $0.01 per weighted average share during the first 6 months of 2007.”

  Sales in the second quarter (Q2), were $2,922,616, up significantly when compared to sales of $2,143,107, in the corresponding period a year ago. The result was a GAAP net income of $347,623, or $0.02 per basic weighted average share, in Q2, 2008 compared with a net loss of $70,477, or $0.01 per weighted average share, in Q2, 2007.
  Weighted average shares used in computing per share amounts for the quarters were 14,057,567 for 2008 and 13,841,489 for 2007.
  NON-GAAP operating cash flow:  For the 6 months ending Jun. 30, 2008 net income reflects $393,263 of non-cash charges (depreciation and stock option expenses), and $329,333 of expenses not related to either this period or operating activities of the Company. When non-cash charges and unrelated expenses are removed, the Company shows positive operating cash flow of $1,380,392 or $0.10 per share. This compares with operating cash flow of $440,491, or $0.03 per share, in the corresponding 6 months of 2007.

The NanoChem division continues to contribute substantially to sales and cash flow and, new opportunities are unfolding to further increase sales in this division. NanoChem sales are much less seasonal than those of the Flexible Solutions Ltd and WaterSavr divisions. This has lead to less volatility in total revenue figures quarter over quarter. Sales continue in both the Flexible Solutions Ltd and WaterSavr divisions but, again, at lower levels than the NanoChem division.

* CEO, Dan O’Brien has scheduled a conference call for 11:00am EST, 8:00am PST, Friday August 15th to discuss the financials. Call 877 856 1968 (or 719 325 4775) just prior to the call time. *

(TABLE FOLLOWS)

The above information and following table contains supplemental information regarding income and cash flow from operations for the 3 & 6 months respectively ended June 30, 2008 and 2007. Adjustments to exclude depreciation, stock option expenses and one time charges are given. This financial information is a non-GAAP financial measure as defined by SEC regulation G. The GAAP financial measure most directly comparable is net income. The reconciliation of each of the non-GAAP financial measures is as follows:

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
Consolidated Statement of Operations
For 3 Months Ended Jun. 30 (6 Months Operating Cash Flow)
(Unaudited)

	3 Months Ended June 30
	2008	2007
Revenue	$2,922,616	$2,143,107
Net income (loss) GAAP	$347,623	$(70,477)
Net income (loss) per common share – basic. GAAP	$0.02	$(0.01)
Net income (loss) excluding items not related to operating or current operating activities - NON-GAAP	$347,623	$(70,477)
Net income (loss) per common share excluding items not related to operating or current operating activities - NON-GAAP	$0.02	$(0.01)
3 month weighted average shares used in computing per share amounts – basic. GAAP	14,057,567	13,841,489

	6 Month Operating Cash Flow Ended June 30

Operating Cash flow (6 months). NON-GAAP	$1,051,059 a	$440,491 a
Operating cash flow excluding non-operating items and items not related to current operations(6 months) NON-GAAP	$1,380,392 b	$440,491 c
Operating Cash flow per share excluding non-operating items and items not related to current operations (6 months) – basic. NON-GAAP	$0.10 b	$0.03 c
Non-cash Adjustments (depreciation and stock option expense)	$393,263 d	$535,182 d
6 month basic weighted average shares used in computing per share amounts – basic GAAP	14,057,567	13,485,482

a)	NON-GAAP amounts exclude certain non-cash items (depreciation, stock option expense).
b)
NON-GAAP amounts exclude certain non-cash items and items not related to operations or current operating activities (depreciation, stock option expense ($393,263), Loss on sale of equipment ($29,026), Write down of equipment ($41,440) and, New factory construction costs ($258,845).

c)	NON-GAAP amounts exclude certain non-cash items (depreciation and stock option expense)
d)	Amount represents depreciation and stock option expenses.

Safe Harbor Provision
The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements.  Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties.  These forward-looking statements may be impacted, either positively or negatively, by various factors.  Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Flexible Solutions International
615 Discovery Street, Victoria, BC  V8T 5G4 CANADA

Company Contacts
Flexible Solutions International – Head Office Jason Bloom Tel: 250-477-9969 Tel: 800.661.3560 Email: Info@flexiblesolutions.com

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